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Exhibit 5.1

                              SOL V. SLOTNIK, P.C.
                         11 EAST 44TH STREET-19TH FLOOR
                            NEW YORK, NEW YORK 10017
                               TEL. (212) 687-1222
                               FAX (212) 986-2399

                                                               December 16, 2008

Global Resource Corporation
408 Bloomfield Drive-Units  #1- 3
West Berlin, NJ 08091

          Re: Registration Statement on Form S-1 (File No. 333-149199) relating to 32,743,628 shares of Common Stock

Ladies and Gentlemen:

You have requested our opinion in connection with the above-referenced registration statement (the "Registration Statement"), relating to up to 32,743,628 shares (including 10,409,407 shares that may be acquired upon exercise of certain warrants) of common stock, par value $.001 per share ("Common Stock"), of Global Resource Corporation (the "Company") that the Registration Statement contemplates will be distributed by a liquidating trustee to certain beneficiaries of two liquidating trusts described in the Registration Statement.

We have reviewed copies of the Amended Articles of Incorporation of the Company, the amended Certificate of Designation of the Company, the By-laws of the Company (as amended), the Registration Statement and exhibits thereto and have examined such corporate documents and records and other certificates, and have made such investigations of law, as we have deemed necessary in order to render the opinions hereinafter set forth. As to certain questions of fact material to our opinions, we have relied upon certificates of public officials.

Our opinion is limited to the Private Corporations Law of the State of Nevada and the United States Federal Laws, and we express no opinion with respect to the laws of any other jurisdiction. To the extent that any applicable document is stated to be governed by the laws of another jurisdiction, we have assumed for purposes of this opinion that the laws of such jurisdiction are identical to the state laws of the State of Nevada.

Please note that we are opining only as to the matters expressly set forth herein, and no opinion should be inferred as to any other matters. This opinion is based upon currently existing statutes, rules, regulations and judicial decisions, and we disclaim any obligation to advise you of any change in any of these sources of law or subsequent legal or factual developments which might affect any matters or opinions set forth herein.

Based upon and subject to the foregoing, we are of the opinion that:

          (i) the 32,743,628 shares (including 10,409,407 shares that may be acquired upon exercise of certain warrants) of Common Stock of the Company that are being distributed to the beneficiaries of each of the liquidating trusts have been duly authorized and are, or upon proper exercise of the warrants in accordance with their terms, will be, validly issued, fully paid and non-assessable; and



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          (ii) the Company's Carbon Recovery Class B, D and E Warrants and the
               Company's Mobilestream Warrants (as those terms are defined in the Registration Statement) are legal and binding obligations of the Company, enforceable in accordance with their respective terms.

We hereby consent to the reference to us under the caption "Legal Matters" in the Registration Statement and to the use of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not hereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

/S/ SOL V. SLOTNIK, P.C.
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Sol V. Slotnik, P.C.